UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2024

YIELD10 BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33133	04-3158289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way,
Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 583-1700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, par value $0.01 per share	YTEN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On March 22, 2024, Yield10 Bioscience, Inc., a Delaware corporation (the “Company”), entered into warrant exercise agreements (the “Agreements”) with certain existing institutional investors, pursuant to which the institutional investors have agreed to exercise (the “Exercise”) (i) a portion of the warrants issued to such institutional investors in May 2023, which are exercisable for 671,140 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and have a current exercise price of $2.98 per share (the “May 2023 Warrants”) and (ii) a portion of the warrants issued to such institutional investors in August 2023, which are exercisable for 2,520,000 shares of Common Stock and have a current exercise price of $0.65 per share (the “August 2023 Warrants” and together with the May 2023 Warrants, the “Existing Warrants”). In consideration for the immediate exercise of 3,191,140 of the Existing Warrants for cash, the Company agreed to reduce the exercise price of the Existing Warrants held by such institutional investors, including any unexercised portion thereof, to $0.43 per share, which is equal to the most recent closing price of the Company’s Common Stock on The Nasdaq Stock Market prior to the execution of the Agreements. In addition, in consideration for the Exercise, the institutional investors received new unregistered warrants to purchase up to an aggregate of 6,382,280 shares of Common Stock, equal to 200% of the shares of Common Stock issued in connection with the Exercise, with an exercise price of $0.43 per share (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).

The New Warrants will have substantially the same terms as the Existing Warrants, will be exercisable on the Shareholder Approval Date (as defined below), and have a term of exercise of five years from the Shareholder Approval Date. The New Warrants contain standard adjustments to the exercise price including for stock splits, stock dividends, rights offerings and pro rata distributions. The New Warrants also include certain rights upon “fundamental transactions” (as described in the New Warrants), including the right of the holders thereof to receive from the Company or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of Common Stock in such fundamental transaction in the amount of the Black-Scholes value (as described in the New Warrant) of the unexercised portion of the New Warrants on the date of the consummation of such fundamental transaction.

The Company has agreed to hold an annual or special meeting of shareholders on or prior to the date that is ninety (90) days following the closing date of the Exercise for the purpose of obtaining such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to issuance of all of the New Warrants and the shares issuable upon the exercise thereof (the date on which such approval is received and deemed effective under Delaware law, the “Shareholder Approval Date”).

The New Warrants include cashless exercise rights to the extent the shares of Common Stock underlying the New Warrants are not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Under the terms of the New Warrants, a holder will not be entitled to exercise any portion of any such New Warrant, if, upon giving effect to such exercise, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of Common Stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 19.99% (the “Beneficial Ownership Limitation”).

Maxim Group LLC is acting as the Company’s warrant solicitation agent (the “Agent”) in connection with the Exercise. The Company has agreed to pay the Agent a cash fee equal to 7.0% of the total proceeds received from the exercise of the Prior Warrants during the term of the Agreement in connection with the solicitation by the Agent.

The form of Agreement and form of New Warrant are filed as Exhibits 10.1 and 4.1 hereto, respectively, and the description of the terms of each document set forth herein is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit
No.	Description
4.1	Form of Warrant

10.1	Form of Exchange Agreement, dated as of March 22, 2024, by and among the Company and the warrantholders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

Date: March 22, 2024	By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer